Boveran Diagnostics, Inc. adds Nobel Prize winner, Dr. Kary Mullis, to Board of Advisors

Boveran Diagnostics, Inc. today announced that on August 22, 2008, Nobel Prize Winner, Dr. Kary Mullis, PhD, was added to its Board of Advisors.

Dr. Mullis received a Nobel Prize in chemistry in 1993 for his invention of the Polymerase Chain Reaction (PCR). A method of amplifying DNA, PCR process multiplies a single, microscopic strand of the genetic material and has application in medicine, genetics, biotechnology and forensics. Dr. Mullis was also awarded the Japan Prize in 1993 for the PCR invention, a notable award in the international community.

Dr. Mullis’s other awards include the Thomas A. Edison Award (1993); California Scientist of the Year Award (1992); the National Biotechnology Award (1991); the Gairdner Award, Toronto, Canada (1991); the R&D Scientist of the Year (1991); the William Allan Memorial Award of the American Society of Human Genetics (1990); and the Preis Biochemische Analytik of the German Society of Clinical Chemistry and Boehringer Mannheim (1990). Dr. Mullis was presented the honorary degree of Doctor of Science from the University of South Carolina in 1994. He was inducted into the National Inventors Hall of Fame in 1998.  He also was awarded an honorary doctor of science degree from the University of Bologna, Italy.

His many publications include "The Cosmological Significance of Time Reversal" (Nature), "The Unusual Origin of the Polymerase Chain Reaction" (Scientific American), "Primer-directed Enzymatic Amplification of DNA with a Thermostable DNA Polymerase" (Science), and "Specific Synthesis of DNA In Vitro via a Polymerase Catalyzed Chain Reaction" (Methods in Enzymology).

Dr. Mullis has authored several patents including the PCR technology and UV-sensitive plastic that changes color in response to light. His most recent patent application involves mobilizing the immune system to neutralize invading pathogens and toxins.

Dr. Mullis is currently a Distinguished Researcher at Children’s Hospital and Research Institute in Oakland, California.

About Boveran Diagnostics, Inc.

Boveran Diagnostics, Inc. develops cancer detection technologies and markets this technology to pathology laboratories and other cancer diagnostic laboratories. The Company believes that the application of automated cancer detection technologies will provide physicians and laboratories with the genomic information necessary to determine the presence or absence of cancer by reducing the uncertainty for the pathologist and consumer by decreasing false positive and false negatives resulting from current conventional cancer diagnostic techniques. The Company’s website can be found at www.boveran.com.

SEC Filings and Forward-Looking Statements

Additional information regarding Boveran Diagnostics, Inc, is contained in a Report on Form 8-K and Form 10-Q, filed with the Securities and Exchange Commission on July 31, 2008 and August 14, 2008, respectively, by Z Yachts, Inc.

Certain statements made in this release are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Boveran Diagnostics, Inc. and the industries and markets in which Boveran Diagnostics, Inc. operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Boveran Diagnostics, Inc. expressly disclaims any intent or obligation to update these forward-looking statements to conform the statement to actual results or changes in the Company's expectations, except as otherwise specifically stated.

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Contact: Boveran Diagnostics, Inc., info@boveran.com